Contact:
DOV Pharmaceutical, Inc.
Investor Relations and Corporate Communications
(732) 907-3600

DOV Pharmaceutical, Inc. Announces Fourth Quarter and 2006 Year-End Results
Includes Company Updates, Management Changes and Financial Guidance for 2007

SOMERSET, N.J., March 30, 2007 - DOV Pharmaceutical, Inc. (DOVP.PK) (“DOV” or the “Company”) announced today results for the fourth quarter and year ended December 31, 2006.

Fourth Quarter and Year-End 2006 Performance
For the fourth quarter of 2006, the Company reported net income attributable to common stockholders of $20.0 million, or $0.69 per share, on a fully diluted basis as compared with a net loss attributable to common stockholders of $16.9 million, or $0.73 per share, for the comparable period last year. For the year ended December 31, 2006, the Company reported a net loss attributable to common stockholders of $38.4 million, or $1.55 per share, compared with $53.0 million, or $2.32 per share, for the comparable period last year. At December 31, 2006, cash and cash equivalents and marketable securities totaled $42.3 million compared to $97.6 million at December 31, 2005.

Revenue in the fourth quarter of 2006 and for the year ended December 31, 2006 increased $20.8 million and $17.3 million, respectively, from the comparable periods last year. In 2006 and 2005, DOV’s revenue was comprised primarily of amortization of the $35.0 million fee it received on the signing of the license, research and development agreement with Merck, entered into in August 2004 and amended in August 2005. As this license was terminated in December 2006, all remaining deferred revenue was recognized in the fourth quarter of 2006. In addition, in 2005, the Company recorded $2.0 million for the achievement of a milestone under our existing license agreement with Neurocrine Biosciences, Inc., or Neurocrine.

Operating Expenses include research and development expense and general and administrative expense. Operating expenses in the fourth quarter of 2006 decreased $10.8 million and increased $248,000 for the year ended December 31, 2006 from the comparable periods last year.

Research and Development Expense. Research and development expense in the fourth quarter of 2006 and for the year ended December 31, 2006 decreased $11.2 million and $11.2 million, respectively, from the comparable periods last year. For the full year 2006, the decrease in research and development expense is primarily associated with decreased external development costs of $14.8 million for DOV’s product candidates and office and office-related expenses of $476,000, offset by an increase in payroll and payroll-related expenses of $3.5 million, rent expense of $409,000 and professional fees of $154,000. The decrease in research and development expense is primarily related to a decrease in external development costs of $6.3 million for bicifadine, $4.7 million for our anti-anxiety candidates, $1.2 million for DOV diltiazem, $1.7 million for DOV 102,677, $243,000 for DOV 216,303 and $600,000 for our preclinical and discovery programs. The increase in payroll and payroll-related expenses is primarily the result of an increase in non-cash stock compensation of $2.9 million related to the adoption of SFAS 123(R), offset by an overall net increase in headcount. The net increase in rent is primarily related to our Somerset facility.

150 Pierce Street, Somerset, NJ 08873 (732) 907-3600; (732) 907-3799-fax

General and Administrative Expense. General and administrative expense for the fourth quarter of 2006 increased $490,000 and for the year ended December 31, 2006 increased $11.4 million, from the comparable periods last year. The increase for the full year 2006 is primarily related to an increase of $7.5 million in payroll and payroll related expenses, $2.0 million in rent related to the Somerset facility, $827,000 in office and related expenses, $261,000 for professional fees, $172,000 in market research expenses and $800,000 in broker fees and expenses in relation to the sale of our state operating losses, offset by a decrease in travel and entertainment expenses of $179,000. The increase in payroll and associated overhead is primarily the result of an increase in non-cash stock compensation of $5.9 million related to the adoption of SFAS 123(R) and $1.2 million for restricted stock expense, an increase in severance obligations of $1.4 million for DOV’s then chief executive officer, Dr. Hudson, and its then general counsel, Mr. Horton, pursuant to their respective severance agreements offset partly by a decrease in severance obligation recorded in the comparable period in 2005 of $790,000 for DOV’s then chief executive officer, Dr. Lippa. Included in these non-cash compensation charges are charges of $4.3 million related to the acceleration of stock options and restricted stock awards, or RSAs, for Dr. Hudson and $1.1 million resulting from the acceleration of all outstanding stock options for Mr. Horton, pursuant to their respective severance agreements. The non-cash compensation charges are based on the fair value of the RSAs and stock options at the date of grant as opposed to current fair value. The increase in office and office related expenses is due primarily to increased facility build-out expenses, supplies and utilities related to the Somerset facility.

Interest Expense for the year ended December 31, 2006 includes non-cash amortization of $2.1 million of deferred issuance costs as well as contractual interest expense of 2.5% on the Company’s convertible subordinated debentures.

Debt Conversion and Other Expense for the year ended December 31, 2006 includes a $5.7 million non-cash charge related to the additional shares issued to induce the exchange of an aggregate of $10 million in original principal amount of the Company’s outstanding convertible debentures for 3,445,000 shares of its common stock in the third quarter of 2006.

Income Tax Benefit of $5.7 million and $273,000 for the years ended December 31, 2006 and 2005, respectively, relates to proceeds from the sale of most of the Company’s previous years’ state net operating losses as part of the New Jersey Economic Development Authority technology business tax certificate program.

Company Updates
Exchange Offer Update

150 Pierce Street, Somerset, NJ 08873 (732) 907-3600; (732) 907-3799-fax

On March 15, 2007, DOV completed an exchange offer of cash and preferred securities for $67.5 million in principal amount of its convertible debentures. Pursuant to the exchange offer, the Company made a cash payment of $14.3 million and issued 439,784 shares of its series C convertible preferred stock and 100,000 shares of its series D convertible preferred stock. The series C and series D convertible preferred stock is convertible into approximately 103 million shares of common stock subject to DOV obtaining stockholder approval to increase its authorized common shares outstanding. Additionally, the $2.5 million in principal amount of debentures that remained outstanding after the consummation of the exchange offer was recently accelerated by the majority holder of such debentures in accordance with the indenture governing the debentures and, on March 29, 2007, we repaid such debentures at par plus accrued interest.

Management Changes

In February 2007, Barbara Duncan was promoted to Chief Executive Officer and Dr. Phil Skolnick was promoted to President. Additionally, Dr. Stern’s employment with the Company as Senior Vice President of Drug Development was changed to a part-time position effective January 1, 2007. In addition, in January 2007, the Company reported that Scott Myers had resigned from his position of Senior Vice President, Marketing and Commercialization. “Over the past year, both Warren and Scott made significant contributions to our licensing efforts for bicifadine and were instrumental in the consummation of the licensing deal with XTL for bicifadine. We are grateful for their unwavering enthusiasm and commitment during an especially challenging year at DOV”, said Barbara Duncan, DOV’s Chief Executive Officer.

Triple Reuptake Inhibitor Clinical Program Expectations

DOV 21,947, DOV’s lead product candidate for depression, is a triple reuptake inhibitor (serotonin, norepinephrine and dopamine inhibitors), or TRI. The Company expects to initiate a 300-patient Phase II clinical trial with DOV 21,947 in July of 2007. DOV 21,947 is related to DOV 216,303, another of DOV’s TRIs. In 2005, the Company announced statistically significant efficacy results from a Phase II clinical trial with DOV 216,303 for the treatment of depression. DOV 102,677 is another of DOV’s TRIs, for which the next study will be a Phase I clinical trial in normal volunteers and may be initiated in late 2007 if appropriate funding is available.

Bicifadine License Update

On January 15, 2007, the Company entered into a license agreement with XTL Development, Inc., or XTL, pursuant to which DOV granted XTL the exclusive right to develop products incorporating bicifadine for the treatment of human diseases, disorders and conditions, except for treatment of symptoms in certain areas of women’s health. DOV received an up-front payment of $6.5 million, of which $5.0 million was paid to Wyeth as a result of the acceleration of a milestone payable pursuant to DOV’s agreement with Wyeth.  Additionally, XTL made a $1 million payment to DOV in February 2007 upon the completion of certain transition activities.  Total additional milestone payments by XTL under the agreement could exceed $126.5 million if all milestones are achieved, with escalating low double-digit royalties on annual net sales of bicifadine.  XTL intends to develop bicifadine for the treatment of neuropathic pain - a chronic condition resulting from damage to peripheral nerves. XTL has stated that it intends to initiate a Phase IIb clinical trial in neuropathic pain with bicifadine in the next six months.

Indiplon

Neurocrine has announced that it plans to resubmit its New Drug Application for indiplon capsules by the end of the second quarter of 2007.

Financial Guidance for 2007
The Company provides the following financial guidance for the full year 2007:

Revenue. The Company expects to recognize $7.5 million in revenue from the license of bicifadine to XTL that was entered into on January 15, 2007. In addition, the Company expects to generate $500,000 to $900,000 in revenue from contract services provided to XTL during the transition period and reimbursement for certain out-of-pocket costs. This guidance excludes the $1.5 million due from Neurocrine upon any FDA approval of indiplon.

License Expense. The Company expects to recognize $5.5 million in license expense related to the licensing of bicifadine to XTL.

Research and Development Expense. The Company’s R&D expense is expected to be $15.5 million to $16.5 million during 2007 as we transition the bicifadine program to XTL, initiate a Phase II clinical trial in July 2007 with DOV 21,947 and prepare for an IND submission with one of our triple reuptake inhibitors. Excluded from this guidance is non-cash equity compensation expense.

General and Administrative Expense. The Company’s G&A expense is expected to be $7.0 million to $8.0 million during 2007. Excluded from this guidance is non-cash equity compensation expense.

Actual results may vary significantly from the stated expectations depending upon a number of factors completely or partially outside the Company’s control, including the timing and enrollment of clinical trials. In addition, the Company is exploring, and from time to time may take, actions to strengthen further its financial position including a capital raise or out-licensing of one or more of its product candidates. This guidance is furthermore subject to the Cautionary Note below. The Company assumes no obligation to update the foregoing guidance or make corrections, if any, as they come to light.

About DOV

DOV is a biopharmaceutical company focused on the discovery, acquisition and development of novel drug candidates for central nervous system disorders.  The Company’s product candidates address some of the largest pharmaceutical markets in the world including depression, pain and insomnia.

150 Pierce Street, Somerset, NJ 08873 (732) 907-3600; (732) 907-3799-fax

Cautionary Note

Statements in this press release that are not historical facts constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. You can also identify forward-looking statements by the following words: may, will, should, expect, intend, plan, anticipate, believe, estimate, predict, potential, continue or the negative of these terms or other comparable terminology. We caution you that forward-looking statements are inherently uncertain and are simply point-in-time estimates based on a combination of facts and factors currently known by us about which we cannot be certain or even relatively confident. Actual results or events will surely differ and may differ materially from our forward-looking statements as a result of many factors, some of which we may not be able to predict or may not be within our control. Such factors may also materially adversely affect our ability to achieve our objectives and to successfully develop and commercialize our product candidates, including our ability to:

•	raise substantial additional capital in order to fund operations;

•	pursue and receive stockholder approval of the increase in authorized common stock;

•	obtain and maintain all necessary patents, licenses and other intellectual property rights;

•	demonstrate the safety and efficacy of product candidates at each stage of development;

•	meet our development schedule for our product candidates, including with respect to clinical trial initiation, enrollment and completion;

•	meet applicable regulatory standards and receive required regulatory approvals on our anticipated time schedule or at all;

•	meet or require our partners to meet obligations and achieve milestones under our license and other agreements;

•	obtain and maintain collaborations as required with pharmaceutical partners; and

•	produce drug candidates in commercial quantities at reasonable costs and compete successfully against other products and companies.

You should also refer to the risks discussed in our filings with the Securities and Exchange Commission including those contained in our annual report on Form 10-K for the fiscal year ended December 31, 2006 that we expect to file on or prior to April 2, 2007.  We qualify all our forward-looking statements by these cautionary statements.  Readers should not place undue reliance on our forward-looking statements.  We do not undertake any obligation and do not intend to update any forward-looking statement.

150 Pierce Street, Somerset, NJ 08873 (732) 907-3600; (732) 907-3799-fax

DOV PHARMACEUTICAL, INC.
CONSOLIDATED BALANCE SHEET DATA

	December 31,
	2006	2005
	(Unaudited)	(Unaudited)
Cash and cash equivalents	$35,088,467	$8,425,552
Marketable securities	7,203,327	89,126,835
Working capital	21,137,376	78,515,534
Total assets	50,361,322	102,186,506
Short-term debt	16,021,600	-
Long-term debt	53,978,400	80,000,000
Total stockholders’ deficit	(29,634,088)	(19,301,031)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
	(Unaudited)		(Audited)

Revenue	$22,210,284	$1,377,953	$25,951,443	$8,646,596
Operating expenses:
Research and development expense	5,108,394	16,352,360	42,799,714	53,982,908
General and administrative expense	3,018,423	2,528,134	20,541,158	9,110,135
Income (loss) from operations	14,083,467	(17,502,541)	(37,389,429)	(54,446,447)
Interest income	606,577	895,310	2,894,363	3,711,747
Interest expense	(437,500)	(599,978)	(4,007,955)	(2,501,676)
Debt conversion and other income (expense), net	12,695	1,909	(5,611,929)	(4,415)

Net income (loss) before tax	14,265,239	(17,205,300)	(44,114,950)	(53,240,791)
Income tax benefit	5,746,588	272,955	5,746,588	272,955
Net income (loss) attributable to common stockholders	$20,011,827	$(16,932,345)	$(38,368,362)	$(52,967,836)

Basic net income (loss) per share	$0.75	$(0.73)	$(1.55)	$(2.32)
Diluted net income (loss) per share….	$0.69	$(0.73)	$(1.55)	$(2.32)

Weighted average shares used in computing basic net loss per share..	26,675,324	23,084,383	24,703,333	22,837,265
Weighted average shares used in computing diluted net loss per share	29,752,247	23,084,383	24,703,333	22,837,265

150 Pierce Street, Somerset, NJ 08873 (732) 907-3600; (732) 907-3799-fax